UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary proxy statement

☐ Confidential, For use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐ Definitive proxy statement

☒ Definitive additional materials

☐ Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

Titan Pharmaceuticals, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On November 30, 2020, we announced that we had filed an amendment to our certificate of incorporation to effect a 1-for-30 reverse split of our common stock (the “Reverse Split”). Our shares began trading on a split-adjusted basis on the Nasdaq Capital Market commencing December 1, 2020.

After giving effect to the Reverse Split, the proposed amendments to our 2015 Omnibus Equity Incentive Plan (the “2015 Plan”) described under Proposal 2 in the proxy statement for our annual stockholders meeting on December 30, 2020 (the “Proxy Statement”) should now read as follows: to (i) increase the number of shares authorized for issuance thereunder from 55,556 to 1,000,000 and (ii) increase the number of shares of common stock that may be granted as awards to any individual in a single year from 2,778 to 150,000. As noted in the Proxy Statement, the Reverse Split had the effect of proportionately reducing both the authorized number of shares under the 2015 Plan and the maximum yearly grant to any one individual, but will not impact the percentages set forth in the Proxy Statement.

We have retained Alliance Advisors LLC to assist in the solicitation of proxies for a fee of $15,000, plus reimbursement of expenses.

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor at the number listed below:

Alliance Advisors LLC
200 Broadacres Blvd.
Suite 300
Bloomfield, NJ 07003

Stockholders, banks and brokers call toll free: 866-619-4651